EXHIBIT (8)(c)(1)
Amendment No. 1 to Participation Agreement (American Century)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT
     THIS  AMENDMENT  NO.  1  TO  PARTICIPATION  AGREEMENT (“Amendment”) is made as of this 14th day of April, 2004, by and between ML LIFE INSURANCE COMPANY OF NEW YORK (the “Company”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (the “Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).
RECITALS
     WHEREAS, the Company and Distributor are parties to a certain Participation Agreement dated May 1, 2001 (the “Agreement”), in which the Company offers to the public certain variable annuity contracts (the “Contracts”);
     WHEREAS, the Company now desires to expand the number of American Century Funds made available as investment options under the Agreement by adding Class I of the VP Ultra Fund;
     WHEREAS, the parties now desire to further modify the Agreement as provided herein.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:
     1. Addition of Funds and Contracts. Exhibits A and B, which set forth the Separate Accounts and Contracts covered by the Funds available under the Agreement are hereby deleted in their entirety and are replaced with the Exhibits A and B attached hereto.
     2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.
     3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
     4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

ML LIFE INSURANCE	AMERICAN CENTURY
COMPANY OF NEW YORK	INVESTMENT SERVICES, INC.

By: /s/ Edward W. Diffin, Jr.	By: /s/ William M. Lyons

Name: Edward W. Diffin, Jr.	Name: WILLIAM M. LYONS
Title: Vice President & Senior Counsel	Title: PRESIDENT

As of May 1, 2004
Exhibit A
Separate Accounts and Contracts
•	Name of Separate Account and Date Established by the Board of Directors:
ML of New York Variable Annuity Separate Account A — 08/14/1991
•	Form Number and Names of Contracts Funded by Separate Account:
Flexible Premium Variable Annuity Contracts Merrill Lynch Retirement Plus Forms MLNY-VA-001NY1
Merrill Lynch Retirement Power
Form MLNY-VA-003
Merrill Lynch Retirement Optimizer
Form MLNY-VA-004

As of May 1, 2004
Exhibit B
Funds of American Century Variable Portfolios, Inc.
Offered to the Separate Accounts Listed in Exhibit A
•	Class I of VP International Fund

•	Class I of VP Ultra Fund